FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-177354-04

From: DAVID MCNAMARA (UBS SECURITIES LLC)
At: Dec  3 2012 09:00:28

UBS-BB 2012-C4 NEW ISSUE CMBS
*** PUBLIC OFFERING ***

APPROXIMATE $1,456MM
JOINT BOOKRUNNERS/CO-LEAD MANAGERS: UBS SECURITIES LLC AND BARCLAYS CAPITAL INC.
CO-MANAGERS: NATIXIS SECURITIES AMERICAS LLC, CITIGROUP GLOBAL MARKETS INC., AND DREXEL HAMILTON, LLC
RATING AGENCIES: S&P / FITCH / DBRS
STRUCTURE: PUBLIC/PRIVATE, 30% SSNR AAA, A-AB CLASS OFFERED, WEBSITE AVAILABLE FOR PRIVATE INVESTORS

*** OFFERED CERTIFICATES - PUBLIC ***
CLASS	S&P/FITCH/DBRS	SZ($MM)	WAL	C.S.	PRIN WIN	NOI DY
A-1	AAA/AAA/AAA	84.000	2.61	30.000%	01/13-09/17	16.5%
A-2	AAA/AAA/AAA	73.267	4.86	30.000%	09/17-12/17	16.5%
A-3	AAA/AAA/AAA	132.000	7.44	30.000%	05/20-06/20	16.5%
A-4	AAA/AAA/AAA	150.000	9.72	30.000%	05/22-10/22	16.5% *NOT OFFERED*
A-5	AAA/AAA/AAA	476.000	9.86	30.000%	10/22-12/22	16.5%
A-AB	AAA/AAA/AAA	104.000	7.26	30.000%	12/17-05/22	16.5%

-NUMBER OF LOANS:  91
-NUMBER OF PROPERTIES:  131
-WAVG CUT-OFF LTV:  66.3%
-WAVG UNDERWRITTEN NOI DEBT YIELD:  11.6%
-WAVG UNDERWRITTEN NCF DSCR:  1.90x
-TOP 5 LOANS:  31.9%
-TOP 10 LOANS:  47.3%
-TOP PROPERTY TYPES (>10%): RETAIL(29.4%), OFFICE(29.0%), HOSPITALITY(13.5%)
-TOP 5 STATES: TX (20.5%), CA (13.9%), NY (8.4%), OH (7.2%), NJ (5.8%)

-LOAN SELLERS:  UBS(50.2%)/BARCLAYS(34.1%)/NATIXIS(7.6%)/GE(4.1%)/RAIT(2.9%)/REDWOOD(1.0%)
-MASTER SERVICER: WELLS FARGO BANK, NATIONAL ASSOCIATION
-SPECIAL SERVICER: RIALTO CAPITAL ADVISORS, LLC
-OPERATING ADVISOR: TRIMONT REAL ESTATE ADVISORS, INC.
-DIRECTING HOLDER: RIALTO CAPITAL ADVISORS, LLC

TIMING:
-TERM SHEET AVAILABLE: FRIDAY, NOVEMBER 30TH
-RED/ANNEX AVAILABLE: MONDAY, DECEMBER 3RD
-INVESTOR CALL REPLAY: (888) 266-2081 (ACCESS CODE: 1599640)
-PRICING: END OF WEEK OF DECEMBER 3RD
-ROADSHOW MEETINGS STARTING MONDAY, DECEMBER 3RD (SEE DETAILS BELOW)

*CONFERENCE CALLS AVAILABLE UPON REQUEST*

MONDAY, DECEMBER 3RD
   BOSTON      GROUP BREAKFAST MEETING    8:00AM
               (BOSTON HARBOR HOTEL, JOHN FOSTER SALON ROOM, 70 ROWES WHARF)
               1:1 MEETINGS               2:00PM-6:00PM
               (CONTACT SALES COVERAGE)

TUESDAY, DECEMBER 4TH
   MINNEAPOLIS GROUP BREAKFAST MEETING    7:45AM
               (THE GRAND HOTEL, BOARD ROOM 2, 615 2ND AVE SOUTH)
   HARTFORD    GROUP BREAKFAST MEETING    8:00AM
               (HILTON HARTFORD, MARK TWAIN ROOM, 315 TRUMBULL ST)
   CHICAGO     GROUP LUNCH MEETING        12:00PM
               (UBS OFFICE, 1 NORTH WACKER DRIVE)
   MILWAUKEE  GROUP MEETING              3:45PM
               (THE PFISTER HOTEL, ROOM 23, 424 EAST WISCONSIN AVE)
   NEW YORK    1:1 MEETINGS               1:30PM-6:30PM
               (CONTACT SALES COVERAGE)

WEDNESDAY, DECEMBER 5TH
   NEW YORK    1:1 MEETINGS               8:00AM-6:00PM
               (CONTACT SALES COVERAGE)

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UBS TRADING DESK CONTACTS:
DAVID MCNAMARA    212-713-6189
KEE CHAN          212-713-6189
MARK BOWER        212-713-6189

UBS CAPITAL MARKETS CONTACTS:
DAVID NASS        212-713-8843
NICK GALEONE      212-713-8832
DAVID SCHELL      212-713-3375
JACKSON SASTRI    212-713-4053

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The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-177354) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-713-1030.

The offered certificates may not be suitable for all investors. Investors are urged to read any more complete free writing prospectuses prior to making an investment decision and, following availability thereof, the prospectus supplement, relating to the offered certificates because they contain important information regarding the offering that is not included herein.  The issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement if you request it by calling toll-free 1-877-713-1030.

The offered certificates referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of offered certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis.  You understand that, after you indicate an interest in purchasing any class of offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the offered certificates are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation between us, if the offered certificates themselves, or the particular class to which the contract relates, are not issued.  Because the offered certificates are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities between the date of pricing and the closing date.  If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation between us (the "Automatic Termination").  If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class.
To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein, however, there is no guaranty that any such assumptions will coincide with actual market conditions or events.

The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the offered certificates mentioned herein or derivatives thereof (including options).  UBS Securities LLC, Barclays Capital Inc. and the other underwriters and their respective affiliates may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only.  This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus is preliminary and subject to change prior to the time of sale.  Information in these materials regarding any offered certificates discussed herein supersedes all prior information regarding such offered certificates.  These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any offered certificate in any jurisdiction where such an offer or solicitation would be illegal.  You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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Refer to the attached web link for important legal and regulatory information:
http://www.ubs.com/ussalestradingdisclaimer

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